HOME EQUITY ASSET TRUST 2006-5

_____________________________________

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Stated Income / Stated Assets Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 12.2% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	636
Total Outstanding Loan Balance	$147,604,293*	Min	Max
Average Loan Current Balance	$232,082	$22,579	$769,048
Weighted Average Original LTV	78.5%**
Weighted Average Coupon	8.25%	5.89%	14.00%
Arm Weighted Average Coupon	8.18%
Fixed Weighted Average Coupon	9.04%
Weighted Average Margin	6.13%	2.25%	9.11%
Weighted Average FICO (Non-Zero)	636
Weighted Average Age (Months)	3
% First Liens	98.7%
% Second Liens	1.3%
% Arms	92.2%
% Fixed	7.8%
% of Loans with Mortgage Insurance	0.0%

*

Stated Income/Stated Asset loans will comprise approximately [$152,000,000] of the total [$850,000,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.89 - 6.00	2	1,207,969	0.8	5.93	73.5	590
6.01 - 6.50	17	4,533,644	3.1	6.32	73.4	643
6.51 - 7.00	36	9,978,669	6.8	6.84	74.8	652
7.01 - 7.50	66	18,201,935	12.3	7.31	76.1	663
7.51 - 8.00	135	35,430,674	24.0	7.80	77.6	648
8.01 - 8.50	94	22,622,413	15.3	8.26	77.5	635
8.51 - 9.00	114	27,136,193	18.4	8.76	79.7	628
9.01 - 9.50	56	11,475,268	7.8	9.27	82.1	624
9.51 - 10.00	51	9,421,201	6.4	9.77	81.8	598
10.01 - 10.50	24	4,269,334	2.9	10.23	84.2	601
10.51 - 11.00	16	1,993,082	1.4	10.76	82.4	563
11.01 - 11.50	7	407,374	0.3	11.18	90.3	645
11.51 - 12.00	7	463,978	0.3	11.84	99.3	655
12.01 - 14.00	11	462,559	0.3	12.71	98.6	637
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
502 - 525	16	3,440,902	2.3	8.75	69.7	515
526 - 550	24	4,741,392	3.2	9.27	74.7	535
551 - 575	26	5,650,837	3.8	9.02	77.1	563
576 - 600	98	23,664,285	16.0	8.32	75.0	590
601 - 625	111	25,427,560	17.2	8.34	77.8	613
626 - 650	146	30,673,474	20.8	8.34	81.8	640
651 - 675	97	22,498,031	15.2	8.13	78.7	663
676 - 700	53	14,856,411	10.1	7.74	80.4	688
701 - 725	36	9,063,850	6.1	7.81	80.7	714
726 - 750	20	5,520,036	3.7	7.75	77.6	737
751 - 775	6	1,355,994	0.9	8.04	80.7	762
776 - 788	3	711,521	0.5	7.85	78.1	786
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
22,579 - 50,000	19	699,942	0.5	11.57	93.1	638
50,001 - 100,000	76	6,014,406	4.1	9.42	80.1	636
100,001 - 150,000	121	15,565,665	10.5	8.57	74.9	623
150,001 - 200,000	99	17,286,834	11.7	8.44	76.6	628
200,001 - 250,000	81	18,096,174	12.3	8.14	78.0	636
250,001 - 300,000	59	16,160,085	10.9	8.14	78.2	642
300,001 - 350,000	54	17,513,123	11.9	8.06	79.0	634
350,001 - 400,000	49	18,407,893	12.5	8.18	79.9	633
400,001 - 450,000	30	12,674,204	8.6	8.01	79.8	658
450,001 - 500,000	22	10,485,831	7.1	8.02	78.2	651
500,001 - 550,000	16	8,399,844	5.7	7.97	80.1	637
550,001 - 600,000	5	2,896,458	2.0	7.68	78.5	634
600,001 - 650,000	2	1,250,441	0.8	8.52	81.6	657
650,001 - 700,000	2	1,384,344	0.9	7.91	79.3	582
750,001 - 769,049	1	769,048	0.5	8.65	90.0	624
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
22.64 - 50.00	22	3,268,690	2.2	8.30	41.0	603
50.01 - 55.00	2	341,018	0.2	8.49	52.6	590
55.01 - 60.00	18	4,698,271	3.2	7.63	57.5	629
60.01 - 65.00	23	4,920,828	3.3	8.08	63.5	599
65.01 - 70.00	54	12,639,447	8.6	7.88	69.0	604
70.01 - 75.00	82	19,265,175	13.1	8.01	74.2	639
75.01 - 80.00	249	61,967,989	42.0	8.08	79.7	651
80.01 - 85.00	64	15,513,846	10.5	8.62	84.6	616
85.01 - 90.00	66	17,696,247	12.0	8.70	89.7	633
90.01 - 95.00	24	4,872,444	3.3	9.10	94.9	653
95.01 - 100.00	32	2,420,337	1.6	10.65	99.9	666
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	169	36,771,764	24.9	8.71	80.0	639
1.00	35	10,799,039	7.3	8.35	81.2	652
2.00	321	75,480,062	51.1	8.11	77.9	625
3.00	111	24,553,427	16.6	7.96	76.7	660
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Stated Income / Stated Assets	636	147,604,293	100.0	8.25	78.5	636
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	590	139,394,418	94.4	8.22	78.4	635
Second Home	3	581,445	0.4	8.38	81.6	600
Investor	43	7,628,430	5.2	8.69	79.5	661
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	157	51,541,672	34.9	7.88	77.0	643
Florida	110	22,161,174	15.0	8.18	77.8	632
Illinois	45	10,486,916	7.1	8.69	82.4	642
Maryland	25	8,033,171	5.4	8.70	79.6	626
New Jersey	21	5,833,071	4.0	7.93	75.6	644
Arizona	25	5,372,363	3.6	8.26	76.4	611
Virginia	18	3,744,117	2.5	8.65	80.7	644
Washington	15	3,559,090	2.4	8.19	81.1	645
Nevada	18	3,433,596	2.3	8.19	76.3	628
New York	14	3,159,330	2.1	8.38	81.9	652
Pennsylvania	18	2,707,584	1.8	8.35	74.8	628
Ohio	15	2,474,390	1.7	9.12	84.2	645
Oregon	11	2,336,404	1.6	8.33	79.3	650
Texas	14	1,828,671	1.2	8.97	80.8	625
Minnesota	11	1,816,026	1.2	8.46	82.8	627
Other	119	19,116,718	13.0	8.69	79.8	627
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	155	36,156,143	24.5	8.04	80.6	680
Refinance - Rate Term	54	9,665,096	6.5	8.23	78.7	632
Refinance - Cashout	427	101,783,055	69.0	8.33	77.7	621
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	322	71,803,075	48.6	8.29	78.3	625
Arm 2/28 - Balloon 40/30	120	34,244,370	23.2	8.11	78.2	632
Arm 2/28 - Dual 40/30	33	9,938,975	6.7	8.30	79.9	643
Arm 3/27	28	7,337,049	5.0	8.00	80.2	666
Arm 3/27 - Balloon 40/30	4	804,176	0.5	7.45	77.9	663
Arm 3/27 - Balloon 45/30	39	11,380,392	7.7	7.80	77.1	691
Arm 5/25	2	358,734	0.2	7.34	70.1	627
Arm 5/25 - Balloon 40/30	1	284,585	0.2	7.97	74.0	625
Fixed Balloon 30/15	25	1,394,599	0.9	11.53	97.6	650
Fixed Balloon 40/30	2	550,240	0.4	8.96	93.2	635
Fixed Balloon 45/30	1	254,980	0.2	10.50	85.0	600
Fixed Rate	59	9,253,118	6.3	8.63	75.5	638
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	491	111,607,884	75.6	8.24	78.2	635
PUD	68	17,005,565	11.5	8.09	79.0	637
2 Family	33	10,257,694	6.9	8.38	80.4	632
Condo	40	7,077,828	4.8	8.57	81.3	652
3-4 Family	4	1,655,322	1.1	8.17	65.5	660
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	3	976,957	0.7	7.14	79.9	683
4.01 - 4.50	3	697,342	0.5	7.33	70.5	671
4.51 - 5.00	20	5,784,060	4.2	7.89	77.9	641
5.01 - 5.50	120	31,663,032	23.3	8.03	77.7	649
5.51 - 6.00	131	32,693,320	24.0	8.29	79.0	632
6.01 - 6.50	66	15,403,845	11.3	7.82	78.1	636
6.51 - 7.00	122	31,110,183	22.8	8.24	78.3	633
7.01 - 7.50	39	8,582,552	6.3	8.33	77.8	636
7.51 - 8.00	30	6,411,327	4.7	8.81	81.4	618
8.01 - 8.50	12	2,462,779	1.8	9.12	79.1	576
8.51 - 9.00	2	276,771	0.2	9.79	79.1	623
9.01 - 9.11	1	89,187	0.1	11.10	85.0	626
Total:	549	136,151,356	100.0	8.18	78.4	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
10 - 12	3	414,308	0.3	7.37	78.8	609
13 - 15	29	7,363,743	5.4	6.87	77.4	605
16 - 18	13	3,445,039	2.5	7.44	77.9	645
19 - 21	177	43,214,385	31.7	8.34	77.6	621
22 - 24	253	61,548,945	45.2	8.39	79.2	636
25 - 27	6	1,484,815	1.1	7.60	80.1	648
28 - 30	2	321,896	0.2	6.50	79.4	661
31 - 33	16	4,868,428	3.6	7.95	80.6	679
34 - 36	47	12,846,479	9.4	7.89	77.2	685
37 >=	3	643,319	0.5	7.61	71.8	626
Total:	549	136,151,356	100.0	8.18	78.4	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.13 - 11.50	4	1,314,492	1.0	6.27	75.4	637
11.51 - 12.00	6	2,139,544	1.6	6.35	76.3	617
12.01 - 12.50	18	5,295,297	3.9	6.91	74.3	641
12.51 - 13.00	46	12,022,576	8.8	7.39	75.9	641
13.01 - 13.50	71	17,902,826	13.1	7.60	77.1	651
13.51 - 14.00	134	37,700,318	27.7	8.02	78.1	647
14.01 - 14.50	75	19,004,090	14.0	8.37	77.6	640
14.51 - 15.00	76	16,993,585	12.5	8.70	80.2	626
15.01 - 15.50	46	10,071,030	7.4	8.97	81.7	620
15.51 - 16.00	39	8,254,701	6.1	9.35	81.3	602
16.01 - 16.50	14	2,181,408	1.6	9.43	82.4	627
16.51 - 17.00	12	2,130,368	1.6	10.08	80.8	578
17.01 - 17.50	3	623,033	0.5	10.34	87.5	607
17.51 - 18.00	4	428,899	0.3	10.66	82.9	564
18.01 - 18.10	1	89,187	0.1	11.10	85.0	626
Total:	549	136,151,356	100.0	8.18	78.4	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	1	179,764	0.1	10.10	80.0	559
5.51 - 6.00	21	7,389,423	5.4	7.97	79.2	629
6.01 - 6.50	19	5,009,302	3.7	6.50	74.9	643
6.51 - 7.00	47	12,166,938	8.9	7.26	76.0	642
7.01 - 7.50	68	18,284,688	13.4	7.45	75.7	655
7.51 - 8.00	115	30,376,001	22.3	7.82	77.7	649
8.01 - 8.50	76	18,204,221	13.4	8.26	78.3	636
8.51 - 9.00	99	23,883,660	17.5	8.77	80.2	630
9.01 - 9.50	48	10,062,624	7.4	9.26	81.1	620
9.51 - 10.00	35	7,199,734	5.3	9.76	82.8	599
10.01 - 10.50	10	1,886,509	1.4	10.24	82.8	599
10.51 - 11.00	8	1,340,989	1.0	10.74	78.4	553
11.01 - 11.10	2	167,504	0.1	11.09	78.0	602
Total:	549	136,151,356	100.0	8.18	78.4	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	10	2,645,210	1.9	7.94	77.9	614
2.00	131	33,764,189	24.8	8.45	78.5	637
3.00	408	99,741,957	73.3	8.10	78.4	636
Total:	549	136,151,356	100.0	8.18	78.4	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	524	128,361,621	94.3	8.21	78.4	635
1.50	17	4,726,011	3.5	7.61	78.3	620
2.00	8	3,063,724	2.3	7.73	79.5	703
Total:	549	136,151,356	100.0	8.18	78.4	636

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	577	129,614,282	87.8	8.33	78.3	633
24	3	1,201,998	0.8	7.92	79.3	673
36	1	139,500	0.1	6.50	75.0	737
60	54	16,427,577	11.1	7.70	80.0	663
120	1	220,936	0.1	6.88	63.1	602
Total:	636	147,604,293	100.0	8.25	78.5	636

*

Note, for second liens, CLTV is employed in this calculation.